CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Trustees and Shareholders
of U.S. Global Investors Funds:
We consent to the use of our report dated February 22, 2010, incorporated in this Registration Statement by reference, for the All American Equity Fund, China Region Fund, Eastern European Fund, Global Emerging Markets Fund, Global MegaTrends Fund, Global Resources Fund, Gold and Precious Metals Fund, Holmes Growth Fund, Near-Term Tax Free Fund, Tax Free Fund, U.S. Government Securities Savings Fund, U.S Treasury Securities Cash Fund, and World Precious Minerals Fund, each a portfolio within the U.S. Global Investors Funds, and to the references to our firm under the captions “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ KPMG LLP
Boston, Massachusetts
March 1, 2010